Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 700	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com

FOR IMMEDIATE RELEASE

MAY 17, 2012

QUALITY SYSTEMS, INC. REPORTS FISCAL 2012

FOURTH QUARTER AND YEAR-END RESULTS

IRVINE, Calif. … May 17, 2012 …Quality Systems, Inc. (NASDAQ:QSII) announced today results for its fiscal year and fourth quarter ended March 31, 2012.

The Company reported revenues of $429.8 million for the fiscal year ended March 31, 2012, an increase of 22 percent compared to $353.4 million for the fiscal year ended March 31, 2011. Net income for fiscal 2012 was $75.7 million, a 23 percent increase versus net income of $61.6 million for the year ago period. Fully diluted earnings per share for the fiscal year ended 2012 was $1.28, a 21 percent increase from $1.06 for fiscal 2011.

Revenues for the fiscal 2012 fourth quarter were $109.0 million, up 12 percent compared to $97.1 million in the year ago period. Net income for the fiscal 2012 fourth quarter was $15.1 million compared to $18.6 million in the same period a year ago. Fully diluted earnings per share was $0.25 in the fourth quarter of fiscal 2012 versus $0.32 for the fiscal 2011 fourth quarter.

“We are pleased with the results for fiscal 2012, which demonstrate strong growth in both revenues and profits compared with the previous fiscal year. Our performance for the fiscal 2012 fourth quarter was impacted by delays in the closing of several fourth quarter opportunities as well as recognition of revenue related to a large customer implementation program,” said Steven T. Plochocki, chief executive officer. “Looking ahead, we remain confident about the growth opportunities, as evidenced by our recent guidance for the 2013 fiscal year. We have stated that we expect revenues to increase 20 - 24 percent and earnings per share to grow 20 - 25 percent.”

Quality Systems will host a conference call to discuss its year-end and fiscal 2012 fourth quarter results on Thursday, May 17, 2012 at 10:00 AM ET (7:00 AM PT). All participants should dial 877-941-8609 at least ten minutes prior to the start of the call. International callers should dial 480-629-9692. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.qsii.com, click on the “Investors” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 or 303-590-3030 and enter reservation identification number 4539176. The replay will be available from approximately 12:00 PM ET on Thursday, May 17, 2012, through 11:59 PM ET on Thursday, May 24, 2012.

A transcript of the conference call will be made available on the Company’s website at www.qsii.com.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2011, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	March 31, 2012	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$134,444	$116,617
Restricted cash	1,962	3,787
Marketable securities	4,987	1,120
Accounts receivable, net	145,756	139,772
Inventories	3,715	1,933
Income taxes receivable	2,628	—
Deferred income tax assets, net	10,127	10,397
Other current assets	9,090	8,768

Total current assets	312,709	282,394
Equipment and improvements, net	17,841	12,599
Capitalized software costs, net	19,994	15,150
Intangibles, net	23,259	16,890
Goodwill	60,776	46,721
Other assets	5,773	4,932

Total assets	$440,352	$378,686

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,532	$6,686
Deferred revenue	83,108	76,695
Accrued compensation and related benefits	11,870	10,247
Income taxes payable	—	3,530
Dividends payable	10,354	10,162
Other current liabilities	19,568	29,316

Total current liabilities	129,432	136,636
Deferred revenue, net of current	1,293	1,099
Deferred income tax liabilities, net	5,351	11,384
Deferred compensation	3,497	2,488
Other noncurrent liabilities	5,602	2,409

Total liabilities	145,175	154,016
Commitments and contingencies
Shareholders’ equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 59,180 and 58,068 shares at March 31, 2012 and March 31, 2011, respectively	592	580
Additional paid-in capital	168,988	132,969
Retained earnings	125,597	91,121

Total shareholders’ equity	295,177	224,670

Total liabilities and shareholders’ equity	$440,352	$378,686

QUALITY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Revenues:
Software, hardware and supplies	$26,562	$31,708	$122,407	$106,514
Implementation and training services	8,270	4,946	26,391	18,015

System sales	34,832	36,654	148,798	124,529
Maintenance	35,871	29,046	138,832	110,019
Electronic data interchange services	13,081	10,756	49,259	41,022
Revenue cycle management and related services	11,402	11,622	45,572	45,065
Other services	13,808	9,030	47,374	32,728

Maintenance, EDI, RCM and other services	74,162	60,454	281,037	228,834

Total revenues	108,994	97,108	429,835	353,363

Cost of revenue:
Software, hardware and supplies	4,976	3,204	18,399	19,779
Implementation and training services	6,179	4,868	21,298	15,010

Total cost of system sales	11,155	8,072	39,697	34,789
Maintenance	4,844	2,875	17,104	12,948
Electronic data interchange services	8,606	7,321	32,422	27,711
Revenue cycle management and related services	8,608	8,733	34,295	33,815
Other services	8,728	6,165	27,705	18,219

Total cost of maintenance, EDI, RCM and other services	30,786	25,094	111,526	92,693

Total cost of revenue	41,941	33,166	151,223	127,482

Gross profit	67,053	63,942	278,612	225,881
Operating expenses:
Selling, general and administrative	34,195	29,285	128,846	108,310
Research and development costs	8,907	5,751	31,369	21,797
Amortization of acquired intangible assets	653	445	2,198	1,682

Total operating expenses	43,755	35,481	162,413	131,789

Income from operations	23,298	28,461	116,199	94,092
Interest income	35	19	247	263
Other income (expense), net	261	2	(139)	61

Income before provision for income taxes	23,594	28,482	116,307	94,416
Provision for income taxes	8,521	9,929	40,650	32,810

Net income	$15,073	$18,553	$75,657	$61,606

Net income per share:
Basic	$0.26	$0.32	$1.29	$1.06
Diluted	$0.25	$0.32	$1.28	$1.06
Weighted average shares outstanding:
Basic	59,048	58,010	58,729	57,894
Diluted	59,232	58,404	59,049	58,236
Dividends declared per common share	$0.175	$0.175	$0.700	$0.625